Exhibit 10.1

Instruction for Programmed Plan of Transactions

General Instructions:

I hereby instruct A.G. Edwards, a division of Wachovia Securities, LLC (“A.G. Edwards”) to implement a programmed plan of transactions as outlined below (the “Instructions”). I understand that the Instructions below are subject to review prior to acceptance by A. G. Edwards. The Instructions are valid only for the specific security, account number and maximum total shares indicated:

Client Information (“Client”)	Company Information (“Issuer”)

Name of Executive: Gary L. Allee	Company Name: Omega Protein Corporation

Title: Director	Stock Symbol: OME

Phone Number:	Name of Security: Common Stock

E-mail Address:	Contact Person: Jude Brinkman

Account Number:	Ph: (713) 940-6150

Relationship of Client to Issuer:

☐	Executive Officer (Specify)

☑	Director

☐	10% (or Greater) Shareholder

☐	Other (Specify)

Plan Information

Effective Date: April 10, 2008	Termination Date: December 31, 2008

First Trade Date: April 14, 2008 (or as soon thereafter as administratively feasible)

Maximum Number of Shares Affected by this Plan: 17,409

Source of Securities Affected by this Plan:

☑	Long Shares

☐	Employer granted stock options

☐	Restricted Stock

☐	Other Employer Benefit Plan (Describe)

(note: other securities or derivatives may be substituted for the above, provided that the number of shares sold/purchased and prices remain constant).

The securities referenced above  ☑   are  ☐   are not subject to any restrictions or encumbrances, including but not limited to, filing under SEC Rule 144.

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Trade Instructions:

I instruct A. G. Edwards to enter orders to sell the following shares, not to exceed the maximum amount indicated on page 1 of these Instructions, in accordance with the schedule provided below. Unless otherwise indicated herein, the Orders shall be filled sequentially in the order presented.

All orders shall be placed prior to market open on the first day of each applicable Trade Start Date(s), or as soon as is practicable thereafter, and shall be cancelled as of market close on the Trade End Date of each applicable trading period.

I understand that it may not be possible to effectuate a complete sale of all shares included within each Order Number shown below. Unless otherwise indicated above, partial fills of Orders shall be allowed with any remaining balance to be sold on the next trading day thereafter through and including the Trade End Date.

If any shares remain unsold as of market close on the Termination Date indicated above, (or the last market day immediately prior thereto), then all open orders shall be cancelled at such time.

Order Number	Trade Start Date*	Trade End Date	Limit Price	Number of Shares to be sold
1	04-14-2008	12-31-2008	$14.50	7,441 shares
2	04-14-2008	12-31-2008	$15.25	4,787 shares
3	04-14-2008	12-31-2008	$16.00	5,181 shares

*	The Trade Start Date reflected above shall be the earliest date on which Trades may be placed. The actual Trade Start Date may be delayed until such time as the shares which are the subject of this plan have been received by A.G. Edwards and readied for sale processing. Thereafter, trades shall be placed as soon as administratively feasible.

Trade Confirmations:

A.G. Edwards shall promptly forward confirmations of all sales made pursuant to these Instructions, including the date, number of shares sold, and sales price in accordance with Rule 10b-10 to Seller in accordance with the Seller’s Client Account Agreement.

☑	To those parties identified on the attached authorization letter.

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DISCLOSURES, REPRESENTATIONS AND FURTHER INSTRUCTIONS FOR PROGRAMMED PLAN OF TRANSACTIONS

General Representations. I understand that these Instructions are intended to conform with certain provisions of SEC Rule 10b5-l of the Securities and Exchange Commission (hereafter referred to as “the Rules”), and that the Rules permit a person who comes into possession of material, non-public information with respect to a security to be able to effect a trade in the security, provided instructions to effect the trade were given prior to the person learning the information. I hereby represent to A.G. Edwards that, as of the date of my signature below: I am not in possession of material, non-public information about the security to which the Instructions pertain; the Instructions provided are given in good faith and are not part of a plan or scheme to evade the laws governing insider trading; I am under no legal, regulatory or contractual restriction or undertaking that would prevent A.G. Edwards from acting upon the Instructions, including but not limited to any private placement transfer restrictions, pledge or other encumbrance, rights of first refusal, or any other matters that may prohibit or prevent the free transfer of the securities covered by these Instructions; and, if I am a director or executive officer of the issuer, then I am not subject to any current pension fund blackout period applicable to such issuer, and am not aware of the actual or approximate beginning or ending dates of any such blackout period. I understand that it is my responsibility to comply with all applicable securities laws and policies of the issuer of the securities with respect to the transactions contemplated by these Instructions.

I understand that the laws governing insider trading are fact-specific. I understand that there can be no guarantee that any transaction that is executed pursuant to the Instructions will be deemed covered by the protections of the Rules.

Effective Date. The Instructions will become effective as of the Effective Date referenced above. I acknowledge and understand that the transactions contemplated by these Instructions will occur on or after the date or dates that are provided in these Instructions (“Trade Date(s)”). In no event shall any such Trade Date occur prior to the Effective Date of these Instructions.

Termination of Plan. I direct that this plan will terminate at market close on the Termination Date referenced above or upon the completed purchase or sale of the maximum shares subject to this plan. In addition, this plan shall automatically terminate, regardless of whether the maximum shares have been purchased or sold, if A.G. Edwards learns of my death, if I fail to pay for any trade entered pursuant to these Instructions, or upon my demonstrating to A.G. Edwards that any of the following contingencies have occurred:

•	A public announcement has been made of a tender offer involving the issuer’s securities;

•

A definitive agreement has been announced relating to a merger, reorganization, consolidation or similar transaction in which the securities covered by this agreement would be subject to a lock-up provision;

•

A sale has been made of all or substantially all of the assets of the issuer on a consolidated basis to an unrelated person or entity, or if a transaction affecting the issuer occurs in which the owners of the issuer’s outstanding voting power prior to the transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction;

•	A dissolution or liquidation of the issuer takes place; or

•

It comes to my attention that the Instructions or its attendant transactions may violate existing, new or revised federal or state laws or regulations, or may cause a breach of a contract or agreement to which the issuer is a party or by which the issuer is bound.

In no event shall A.G. Edwards be deemed to have not followed the Instructions if I do not provide notice of the above contingencies prior to the placement of a scheduled order under the plan.

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Effect of Deviation From Instructions. I understand that the protections of the Rules may not apply if I alter or deviate from the Instructions in any way. I further understand that I may be considered to have altered or deviated from the Instructions if I terminate the plan or these Instructions or if, while the Instructions are in effect, I change the amount, price or timing of any purchase or sale; if I enter supplemental, ad hoc orders with respect to the security that is the subject of the Instructions; if I attempt to directly or indirectly influence the timing of the placement or execution of orders other than through these written instructions; or if I enter or alter a corresponding or hedging transaction with respect to such security. I understand that any such activities would be undertaken at my own risk without liability or consequence to A.G. Edwards.

State Insider Trading Laws. I understand that some states may have their own laws that relate to insider trading. I understand that A.G. Edwards makes no representation to me with respect to whether these Instructions conform to the laws of any particular state, and that I will seek the advice of my own counsel with respect to matters of state law.

Effect of “Short-Swing Profit” Rules. I understand that federal securities laws may require me to disgorge all profits earned in connection with any purchase and sale of stock that occurs within six months of each other if I own 10% or more of any class of the issuer’s equity securities, or if I am an officer or director of the issuer (i.e., “short-swing profits”). I further understand that it is my own responsibility to ensure compliance with such short-swing profit rules, and that I will seek my own counsel with respect to ensuring compliance with such rules.

Sales of Restricted Stock or Control Stock Pursuant to SEC Rule 144. I understand that the Instructions are applicable only as to securities that are freely-tradable and that are not subject to any restrictions against purchase or sale. If I am considered an “Affiliate” within the meaning of Rule 144, then I understand that the provisions of that rule may limit the number of shares I can sell at any given time. In the event there is a conflict between the quantity of securities that I directed be purchased or sold and any lesser amount of shares that are permitted to be sold pursuant to Rule 144 or other securities laws or rules, I hereby direct that the maximum limits established by such other laws or rules shall govern. I agree to advise A.G. Edwards whether securities covered by these Instructions are covered by Rule 144 and to timely provide appropriate and necessary paperwork, duly executed, in order to facilitate compliance with the filing requirements of that rule and to achieve the purposes of these Instructions. Further, because volume limitations are applicable under Rule 144 regardless where I may sell securities, I represent that I will place no orders with other securities firms to sell securities of the same class as those contemplated by these Instructions without immediately notifying A.G. Edwards in sufficient time to prevent any improper sales.

Reporting Requirements for Certain Shareholders. I understand that there are securities laws and rules that require certain shareholders to timely file reports with the Securities and Exchange Commission as to the shareholder’s purchases and sales of the issuer’s securities. I understand that it is my responsibility to ensure compliance with such rules, and that I will seek my own counsel with respect to whether and when such reports might need to be filed.

Non-Market Days and Trading Restrictions. If I have given instructions that require an order to be entered on a particular date, and the date that I have selected for a transaction falls on a day when the applicable primary market for the security is closed, or that is prohibited due to other circumstances, such as a corporate blackout period, then I direct that the transaction occur on the next regular business day on which such market is open following the original date indicated or following the lifting of such trading restriction.

Market Disruptions, Internal Restrictions and Other Unusual Situations. I understand that A.G. Edwards may not be able to effect a sale due to a market disruption or a legal, regulatory or contractual restriction to which it may be subject. If any transaction cannot be executed due to a market disruption, a legal, regulatory, or contractual restriction applicable to A.G. Edwards, or any other event, A.G. Edwards agrees to effect such sale as promptly as practical after the cessation or termination of such market disruption, applicable restriction or other event. In addition, it is understood that, from time to time, A.G. Edwards places internal restrictions on the ability of customers to enter orders in connection with specific securities. In the event such restrictions may apply to the securities covered by this plan, and that such restrictions would prevent orders from being placed in connection with these Instructions, then this plan will automatically terminate with no liability to A.G. Edwards.

Adjustments to Share and Dollar Amounts. All share numbers and per share dollar amounts set forth in these Instructions shall be adjusted proportionately, or in such manner as to preserve the original intent of these Instructions, to account for any stock splits, stock dividends and/or similar events occurring with respect to the shares after the Effective Date of these Instructions.

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Coordination With Issuer. I understand that some issuers restrict or limit employees or certain other persons from trading in the issuer’s securities (e.g., an employee or director may only be permitted to trade during certain “window periods” or may be prohibited from trading during certain “blackout periods”). In addition, I understand that, if I am deemed to be an affiliate or an affiliated purchaser of an issuer whose securities I might be purchasing, then my transactions could limit or otherwise hinder the issuer’s ability to effectuate a share repurchase program under federal securities laws and rules (specifically, SEC Rule 10b-18). Therefore, I represent to A.G. Edwards that, to the extent such provisions may apply to me, I have reviewed these Instructions with the issuer and that the issuer has consented to the Instructions outlined herein.

Indemnification. I understand that A.G. Edwards can make no representation or guarantee that any transaction entered according to the Instructions will not subsequently be found to violate federal or state laws or rules against trading by insiders or trading on the basis of material, non-public information or other laws or rules governing securities transactions. Therefore, in consideration of A.G. Edwards’ acceptance of these instructions, I hereby agree to indemnify and hold harmless A.G. Edwards and its directors, officers and employees from any liability, loss or expense (including any legal fees and expenses reasonably incurred) arising out of any transaction or transactions executed pursuant to the Instructions or from any deviation I might make from the plan.

Effect of Instructions on Other Agreements with A.G. Edwards. Nothing in these Instructions changes any other terms or agreements that are already applicable to my account or accounts, or that otherwise exist between A.G. Edwards and me.

Inconsistency with Applicable Law. If any provision of these Instructions is, or subsequently becomes inconsistent with any applicable present or future law, rule or regulation, that provision shall be deemed modified, or, if necessary, rescinded, to the extent necessary to comply with the relevant law, rule or regulation. All other provisions of these Instructions will continue and remain in full force and effect.

Choice of Law Regarding Interpretation of Instructions. These Instructions shall be construed in accordance with the laws of the State of New York.

Counterparts. These Instructions may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were placed upon the same instrument.

By signing this form I agree that I have read and understood all of the disclosures and representations outlined in this agreement.

Gary L. Allee	A.G. Edwards, a division of Wachovia Securities, LLC

X	By:
Client Signature		Branch Manager/BDMR

Date	Date

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